Exhibit 10.1

FORM OF
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (the “Agreement”), dated as of this _____ day of ___________ 2019 (the “Effective Date”), is by and between _____________________ (the “Executive”), and Element Solutions Inc, a Delaware corporation, and any successor to its business and/or assets (the “Company”).
WHEREAS, the Company, as a publicly-held corporation, recognizes that the possibility of a Change in Control (as defined herein) may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of certain key employees in the performance of their duties, to the detriment of the Company and its stockholders;
WHEREAS, the Company considers it to be in the best interests of the Company and its stockholders to reinforce and encourage the continued attention, dedication and availability of key employees to the Company’s business, without distraction, in the event that any third-party expresses its intention to take action which could result in a Change in Control of the Company; and
WHEREAS, the Executive serves as a key employee of the Company.

NOW, THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.Term of Agreement. The term of this Agreement (the “Term”) shall commence on the date first set forth above and shall end on January 1, 2022, and shall continue in effect for successive periods of one (1) year thereafter unless either the Company or the Executive gives written notice of intent to terminate the Agreement one (1) year prior to the expiration of the then-current term of this Agreement. The Company is precluded from giving notice of intent to terminate within six (6) months of a Change in Control or at any time at which a Change in Control with an identified party is under serious consideration. If a Change of Control shall have occurred during the Term, the Term shall expire on the last day of the twenty-fourth (24th) month following the month in which such Change in Control occurred.
2.Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants in Section 10 and the execution of the general release of claims referred to in Section 21 of this Agreement, the Company, under the conditions described herein, shall pay the Executive the Termination Payment, and the other payments and benefits described herein. No Termination Payment shall be payable under this Agreement unless there shall have been a Qualifying Termination. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any rights to be retained in the employ of the Company.
3.Definitions. As used herein, the terms identified below shall have the meanings indicated:

(a)“Annual Bonus Plan” shall mean, for the Executive, the plan or arrangement of the Company providing cash-denominated bonuses, on an annual basis, for Company and/or business unit performance during the applicable year in which the Executive participates.

(b)“Award” shall mean any cash award or stock-based award granted or to be granted to the Executive under any Annual Bonus Plan or Incentive Plan.
(c)“Benefit Continuation” shall mean, subject to the continued co-payment of premiums by the Executive, the continued participation for the Executive and his or her eligible dependents in the Company’s Benefit Plans, upon the same terms and conditions in effect from time to time for active employees of the Company, as determined in good faith by the Company.
(d)“Benefit Continuation Period” shall mean a period equal to 18 months.
(e)“Benefit Plans” shall mean all medical and dental benefit plans of the Company and any group life insurance, group accident insurance and group disability insurance plans of the Company, in each case, as may be in effect from time to time.
(f)“Board” shall mean the Company's Board of Directors.
(g)“Cause” for termination by the Company of the Executive’s employment shall mean the definition of such term as defined in any effective employment agreement between the Company and the Executive as of the Date of Termination; otherwise, Cause shall mean any of the following:

(i)the willful and continuous failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

(ii)willful misconduct or gross negligence by the Executive provided (A) the Board has determined that the resulting harm to the Company from the Executive's willful misconduct or gross negligence cannot be adequately remedied, or (B) the Executive fails to correct any resulting harm to the Company within thirty (30) days after a written demand for correction is delivered to the Executive by the Board which specifically identifies both the manner in which the Board believes that Executive has engaged in willful misconduct or gross negligence and an appropriate method of correcting any resulting harm to the Company;

(iii)the Executive's conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony or any crime involving moral turpitude, dishonesty, fraud, embezzlement, theft or financial impropriety; or

(iv)a material and willful violation by the Executive of the Company’s rules, policies or procedures, or of the law, which results in material economic harm to the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of the majority of the votes entitled to be cast at a meeting at which a quorum is present or unanimous consent of the Board so finding.

(h)“Change in Control” shall mean, after the Effective Date, the occurrence of any of the following:

(i)any Person becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 30% of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”)(the foregoing beneficial ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this Agreement: (v) any acquisition directly from the Company; (w) any acquisition by the Company or a “subsidiary corporation” as defined in Section 424(f) of the Code, or any successor provision (each, a “Subsidiary”); (x) any acquisition by any Person that as of the Effective Date beneficially owns a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its Subsidiaries; or (z) any acquisition that is a Business Combination, as described in subsection (ii) below; or
(ii)the consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination:

(A)all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);
(B)no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 30% of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 30% of the Outstanding Common Stock or Outstanding Voting Securities prior to the Business Combination; and
(C)at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were individuals who constituted the Board as of the Effective Date and at the time of the execution of the initial agreement, or of the action of the Board, approving such Business Combination; or

(iii)the Company shall sell or dispose of all or substantially all of the property and assets of the Company (in one transaction or a series of transactions).

For purposes of the definition in Section 3(h)(ii)(B), Persons will not be considered to be acting as a “group” solely because they purchased stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a “group” if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both an entity and the Company and such entity enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholder will be considered to be acting as a “group” with other shareholders in the entity prior to the transaction giving rise to a Change in Control and not with respect to its ownership interest in the Company.

(i)“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including codifications and rules thereunder and successor provisions and rules thereto.
(j)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.
(k)“Date of Termination” shall mean, unless otherwise agrees by the Executive and the Company, (i) if the Executive’s employment is terminated by the Executive for Good Reason and the Company has failed to cure the condition giving rise to Good Reason within the prescribed 30-day period, a date that is within sixty (60) days of the last day of such cure period, or (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or the date set forth in such notice, as applicable, which, in the event of a termination by the Executive without Good Reason, shall be less than thirty (30) days after such Notice of Termination.
(l)“Effective Date” means the date set forth in the first paragraph of this Agreement.
(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)“Good Reason” for termination by the Executive of the Executive’s employment means the definition of such term as defined in any effective employment agreement between the Company and the Executive as of the Date of Termination; otherwise, Good Reason shall mean one or more of the following conditions without the written consent of the Executive, unless such condition is corrected by the Company prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)a material diminution in the Executive’s authority, duties or responsibilities as in effect at any time during the six (6) months immediately prior to a Change in Control (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned);

(ii)a material decrease in the Executive’s annual base salary or the failure to increase the Executive’s annual base salary substantially in accordance with increases given to other similarly situated employees of the Executive’s employer;

(iii)a relocation of the Executive’s primary work location more than 30 miles from the Executive’s primary work location at the time of such requested relocation;

(iv)failure to continue any Annual Bonus Plan, Incentive Plan or other arrangement (including, but not limited to, the 2013 Plan) in which the Executive is participating at the time of a Change in Control (or to substitute and continue other plans or arrangements providing the Executive with substantially the same benefits), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce his or her benefits under any such Annual Bonus Plan, Incentive Plan or other arrangement;

(v)any action or inaction that constitute a material breach by the Company of any agreement under which the Executive provides services; or

(vi)the failure of the Company to obtain the binding agreement of any successor to the Company expressly to assume and agree to fully perform the Company’s obligations under this Agreement, as contemplated in Section 18 hereof.

(o)“Incentive Payment” shall have the meaning as set forth in Section 4.
(p)“Incentive Plan” shall mean each plan, policy, program or arrangement, including, but not limited to, the 2013 Plan, adopted or maintained by the Company pursuant to which equity-based awards or short- or long-term cash awards may be granted to the Executive, as may be amended and/or restated from time to time, other than the Annual Bonus Plan.
(q)“Notice of Termination” shall have the meaning set forth in Section 22.
(r)“Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization including a government authority.
(s)“PPACA” shall mean the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder.
(t)“Qualifying Termination” shall have the meaning as set forth in Section 6.
(u)“Termination Factor” shall mean a factor equal to 2.
(v)“Termination Payment" shall have the meaning as set forth in Section 7.
(w)“Total Payments” shall have the meaning as set forth in Section 9.
(x)“2013 Plan” shall mean the Element Solutions Inc Amended and Restated 2013 Incentive Compensation Plan, as amended and/or restated from time to time, and any successor plan thereto.

4.Incentive Payment. In the event of a Change in Control during the Executive’s employment with the Company, the Executive shall be entitled to receive an “Incentive Payment.” Subject to the terms hereof, such Incentive Payment will be made in a lump-sum cash payment sixty (60) days following the date of the Change in Control or as soon as administratively practicable thereafter but in no event later than 2 1/2 months after the close of the year in which the Change in Control occurs. The Incentive Payment shall equal the Executive’s short- or long-term target cash bonus Awards otherwise payable under the terms of any Incentive Plan based on full and immediate vesting of the Awards as of the date of the Change in Control, assuming for this purpose attainment of 100% of any applicable target.

5.Stock Rights. Notwithstanding anything to the contrary contained in any Incentive Plan or any Award agreement between the Company and the Executive (but subject to the provisions of Section 27(d) hereof), upon the occurrence of a Change in Control during the Executive’s employment with the Company, any non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, restricted stock units and other equity or equity-based Awards granted by the Company to the Executive and outstanding on the date of the Change in Control, shall become immediately vested and exercisable in full.
6.Qualifying Termination. Benefits become payable under Sections 7 and 8 below only if the Executive experiences a “Qualifying Termination.” A Qualifying Termination shall occur on the later of the following events, provided both such events occur: (1) the Company terminates the Executive’s employment without Cause or the Executive terminates his or her employment for Good Reason, provided that such termination of employment (be it without Cause or for Good Reason) occurs either during the six (6) months prior or within two (2) years following the date of a Change in Control and (2) a Change in Control occurs. For purpose of a Qualifying Termination involving Good Reason, the Executive must provide the Company with a Notice of Termination within ninety (90) days of the initial existence of a condition constituting Good Reason and afford the Company thirty (30) days in which to remedy the condition. If the Company remedies the condition during the prescribed 30-day period and the Executive terminates employment, the Executive will not be deemed to have terminated his or her employment for Good Reason for purposes of this Section 6. If the Company fails to cure the condition within the prescribed 30-day period, then the Executive must exercise the right to terminate his or her employment for Good Reason within sixty (60) days thereafter, in order for the termination to be for Good Reason for purposes of this Section 6.
7.Termination Payment. Except as described below, the Executive shall receive a “Termination Payment” immediately upon the occurrence of a Qualifying Termination or as soon as administratively possible thereafter. The Termination Payment shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. Subject to all other provisions of this Agreement, including Sections 10, 21 and 24 hereof, the Termination Payment shall equal the sum of the following amounts:
(a)All previously earned and accrued but unpaid base salary up to the Date of Termination of the Executive's employment;
(b)An amount equal to the Termination Factor multiplied by the Executive's annual base salary as of the Date of Termination of the Executive's employment, or, if higher, the Executive’s annual base salary immediately prior the date of the occurrence of the condition giving rise to Good Reason; and
(c)An amount equal to the Termination Factor multiplied by the Executive’s annual target incentive Award under any Annual Bonus Plan for the year in which the Date of Termination occurs, or, if higher, the Executive’s annual target incentive Award under any Annual Bonus Plan in effect immediately prior to the date of the occurrence of the condition giving rise to Good Reason, in each case assuming for this purpose attainment of 100% of any applicable target.

8.Continuation of Benefits. Subject to Section 21, for a period commencing as soon as practicable after a Qualifying Termination until the expiration of the Executive’s Benefit Continuation Period, the Executive shall receive the following benefits (including the right to reimbursements):

(a)the Executive shall be eligible for Benefit Continuation, which shall be provided concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company’s providing Benefit Continuation would violate the non-discrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Company shall have the right to amend this Section 8(a) in a manner it determines, in its sole discretion, to comply with the PPACA;
(b)the Company shall pay all reasonable legal fees and related expenses incurred by the Executive: (i) as a result of the Executive’s Qualifying Termination; (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement (including all fees and expenses and/or arbitration administrative costs, if any, incurred in contesting or disputing any such termination or incurred by the Executive in seeking advice in connection therewith); and/or (iii) in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code, and any payment or benefit provided hereunder; and
(c)the Company shall make available to the Executive, at the Company’s expense, outplacement counseling. The Executive may select the organization that will provide the outplacement counseling; provided, however, that the Company’s obligation to provide such benefits shall be limited to reasonable expenses. This counseling must be used, if at all, no later than the end of the first calendar year after the year of the Executive’s Date of Termination.

9.Cap on Certain Payments by the Company; Payment Procedures.

(a)Notwithstanding any provision in this Agreement, in the event that any payment or benefit of any type by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including, without limitation, the Termination Payment, being hereinafter referred to as the “Total Payments”), would exceed the greatest amount that could be paid to the Executive without the Executive incurring an excise tax imposed by Section 4999 of the Code (or any similar tax that may be imposed), then the Total Payments to the Executive under this Agreement (or any other Annual Bonus Plan, Incentive Plan, Award agreement or other arrangement) shall be reduced (or appropriately adjusted) to the maximum amount which may be paid without the Executive becoming subject to such excise tax, but only if the net after-tax proceeds of such reduced amount would be greater than the net after-tax proceeds (taking into account the excise tax) of the unreduced Total Payments. If a reduction in the Total Payments is required under this Section 9(a), the Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any cash payment; (ii) reducing of vesting acceleration of equity Awards; and (iii) reduction of other benefits paid or provided. In the event that acceleration of vesting of equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reversed order of the dates of grant for the equity Awards. If two or more equity Awards are granted on the same date, each award will be reduced on a pro-rata basis. The Executive shall be advised of the determination as to which compensation will be reduced and the reasons therefor, and the Executive and his or her advisors will be entitled to present information that may be relevant to that determination. In no event will the Company pay any excise tax imposed by Section 4999 of the Code or otherwise on behalf of the Executive. No amounts or benefits which constitute nonqualified deferred compensation subject to Section 409A of the Code shall be forfeited or reduced pursuant to this Section 9 until all amount and benefits not subject to Section 409A of the Code have been forfeited, and reduction or forfeiture of amounts subject to Section 409A of the Code shall be made first (to the extent necessary) out of payments and benefits which are due at the latest future date.
(b)For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such excise tax:

(i)All Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the excise tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (the “Independent Advisors”) selected by the Company and reasonably acceptable to the Executive, the Total Payments and benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the excise tax.

(ii)The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

(c)For purpose of determining the amount of the net after-tax proceeds of the reduced and unreduced Total Payments pursuant to Section 9(a), the Executive shall be deemed (i) to pay federal income and employment taxes at the applicable rates of federal income and employment taxation for the calendar year in which the compensation would be payable; and (ii) to pay any applicable state or local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable taking into account any effect on federal income taxes from payment of state and local income taxes.

10.Non-Disclosure of Confidential Information and Noncompete.
(a)The Executive expressly recognizes and acknowledges that during the Executive's employment with the Company, the Executive became entrusted with, had access to, or gained possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers and customer and supplier lists; (ii) employees, research, goodwill, production, prices, costs, margin, and operating unit financial performance, salaries and expertise, customer preferences, contact information, key contacts, credit and purchasing history, and purchasing requirements and preferences; (iii) business methods, processes, practices or procedures; (iv) computer software and technology development; and (v) marketing, pricing strategies, business plans, and business strategy including acquisition, merger and/or divestiture strategies (collectively or with respect to any of the foregoing, the "Confidential Information"). The Executive agrees, by acceptance of a Termination Payment under this Agreement, to protect all Confidential Information of the Company.

(b)The Executive recognizes that the Company is engaged in the business of research, development, manufacture and sale of chemicals and chemical products in laboratory proportions (the "Company's Business") throughout the world (the “Restricted Area”), which business requires for its successful operation the fullest security of its Confidential Information of which the Executive acquired or will acquire knowledge during the course of his or her employment.
(c)The Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his or her employment with the Company and for a period equal to 18 months following any Date of Termination which gives rise to a Termination Payment under Section 7 hereof, regardless of how or why Executive’s employment terminates, directly or indirectly, engage in, provide any services or advice to, contribute the Executive’s knowledge to or invest, in whole or in part, in the Company’s Business in the Restricted Area, provided, however, that the foregoing shall not prohibit the Executive from owning two percent (2%) or less of the outstanding equity securities of a publicly traded entity. Following any Date of Termination, the Executive shall continue to be obligated under the Confidential Information provisions of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectable as confidential or trade secret information. Following termination of his or her employment for any reason, the Executive agrees to advise the Company of the Executive’s new employer, work location and job responsibilities within ten (10) days after accepting new employment and agrees to keep the Company so advised of any change in the Executive’s employment for two (2) years following termination of employment with the Company.
(d)The Executive acknowledges and agrees that the intention of this Section 10 is not to prevent the Executive from earning a livelihood, is reasonable in geographic scope and duration and is necessary to protect the Company’s Business and goodwill. The Executive and the Company acknowledge and agree that he/she/it would not have entered into this Agreement without the restrictions contained in this Section 10. The Executive agrees nothing in this Agreement would prevent the Executive from earning a livelihood.
(e)The Executive's breach of this Section 10 shall relieve the Company of its obligations (if any) to pay that portion of any Termination Payment described in Sections 7(b) and 7(c) (the “Noncompete Payments”). In the event that the Executive breaches this Section 10 after he or she has received a Termination Payment, he or she shall immediately return the full amount of the Noncompete Payments to the Company, with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code from the date the Executive received such amounts. The Executive agrees that money damages for any breach or threatened breach by the Executive of this Section 10 will be inadequate and therefore that the Company shall be entitled to specific performance and/or injunctive relief in addition to any other relief or remedy otherwise available at law or in equity. The Company may, in its sole discretion, apply to a court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce this Section 10 or prevent a violation hereof and the Executive waives any objection to the imposition of such relief.

11.At-Will Employment; No Mitigation.
(a)The Company and the Executive each acknowledges that the Executive's employment is and shall continue to be at-will, as defined under applicable law. This Agreement is not a contract of employment and does not guarantee the Executive employment for any particular period of time. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, Awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practices or other written agreements with the Company at the time of termination.

(b)If the Executive’s employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company under this Agreement. Except as set forth in Section 9, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

12.Directors and Officers Coverage. To the extent permitted by applicable law, the Company will maintain Director and Officer insurance for the benefit of the Executive to the maximum extent and for the maximum duration provided under applicable bylaws and insurance policies in effect as of the Date of Termination.
13.Indemnification. The Company will advance expenses and indemnify the Executive for all of the reasonable expenses incurred or damages paid or payable with respect to a bona fide claim against the Executive, including settlement payments, where such claim is based on actions or failures to act by the Executive in his or her capacity as an employee of the Company.
14.General Reimbursement Procedure. To the extent that the Executive is entitled to any reimbursements (or in-kind benefits) under this Agreement and the procedures for such reimbursements (or in-kind benefits) are not otherwise set forth herein, such reimbursements and provision of in-kind benefits shall be made as soon as administratively practicable but in no event later than the end of year following the year in which the expense or in-kind benefit was incurred or provided.
15.Settlement of Disputes; Arbitration. All claims, disputes and other matters in question between the parties arising under this Agreement, other than under Section 10 hereof (which may be enforced by the Company through injunctive or other equitable relief) shall be decided by arbitration in accordance with the rules of the American Arbitration Association (“AAA”), unless the parties mutually agree otherwise. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal of further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall be conducted in accordance with the Rules of the AAA and the proceedings shall be private and confidential.
The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, the Company having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The arbitration hearing shall be conducted within thirty (30) days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available. For purposes of this Agreement, the prevailing party shall be the party that substantially prevails in the action after the resolution of all claims. The arbitrator shall retain jurisdiction of the dispute to determine any prevailing party issues.

16.General Creditor. Any and all amounts payable hereunder to the Executive shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such asset by virtue of the provisions of this Agreement. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Executive or any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
17.Severability and Interpretation. In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in any Annual Bonus Plan, Incentive Plan, Award agreement or otherwise, the terms of this Agreement shall prevail. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.
18.No Assignments. This Agreement shall inure to the benefit of, and be binding upon, the Company, any successor and assigns of the Company, but neither this Agreement nor any rights hereunder shall be assigned by the Executive.
19.Prior Agreements. Upon execution by both parties, with respect to change in control provisions, this Agreement shall supersede and replace all prior employment agreements, Award Agreements, severance agreements or otherwise between the Company and the Executive, and this Agreement shall constitute the entire agreement between the parties, except as expressly provided herein, concerning the effect of a Change in Control on the employment relationship between the Company and the Executive.
20.Entire Agreement. This Agreement represents the entire and integrated Change in Control Agreement between the Executive and the Company and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto. Should any other agreement, plan or arrangement between the Company and the Executive or other officers or employees of the Company provide for greater benefits upon a change in control, the terms of such other agreement, plan or arrangement shall apply to the Executive on a “most favored” basis.
21.General Release of Claims. In consideration of the covenants under this Agreement and as a condition precedent to receiving any payments under this Agreement, the Executive agrees to the execution and non-revocation of the Company’s standard form of general release of claims in favor of the Company and its affiliates, as in effect immediately prior to a Change in Control, within sixty (60) days of the date of the Qualifying Termination or Change in Control, whichever applicable. If the sixty (60) day period spans over two (2) calendar years, any payments must be made in the later taxable year.

22.Notice of Termination. After a Change in Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party hereto in accordance with Section 23. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause from the Company to the Executive is required to include a copy of a resolution duly adopted by the affirmative vote of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i), (ii), (iii) or (iv) of the definition of “Cause” herein, and specifying the particulars thereof in detail.
23.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 23, or to such other address (including e-mail addresses) as may hereafter be notified by such party to the other party. Notices and communications shall be effective at the time they are given in the foregoing manner.

If to the Executive:

__________________________________
__________________________________
__________________________________

If to the Company:

Element Solutions Inc
Attn: General Counsel and Secretary
500 East Broward Blvd, Suite 1860
Ft. Lauderdale, FL 33394

24.Amendments and Waivers. The Company may amend, terminate, or otherwise modify this Agreement at any time in such a manner as it determines in its sole discretion by written notice of intent to so amend, terminate, or modify the Agreement at least six (6) months prior to the expiration of the then-current term of this Agreement. Notwithstanding the foregoing, the Company is precluded from giving notice of intent to amend, terminate or otherwise modify within six (6) months of a Change in Control or at any time at which a Change in Control with an identified party is under serious consideration; provided, however that the parties may agree to amend, terminate, or otherwise modify this Agreement in writing and signed by both parties hereto at any time.

25.Governing Law. The parties agree that this Agreement, and the general release of claims referred to in Section 21, shall be interpreted in accordance with and governed by the laws of the State of Delaware applicable to contracts executed and performed within that State without regard to conflict of laws principles which would require the application of any other jurisdiction. Subject to Section 15, any action concerning this Agreement shall be brought in the courts of the State of Delaware in New Castle County or the court of the United States, District of Delaware, and each party consents to the venue and jurisdiction of such courts. The parties agree to accept service of process in any manner permitted by any such court or by hand delivery, registered or certified mail, return receipt requested, postage pre-paid, or by overnight courier delivered to the address of such party as provided in Section 23.

26.Headings. Section headings provided in this Agreement are for convenience only and shall not be deemed to substantively alter the content of such sections.

27.Section 409A Compliance. This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations and guidance promulgated thereunder. Without limiting the generality of the foregoing, the Company and the Executive each agrees as follows:

(a)Notwithstanding the foregoing, no payment of any payment or benefit under this Agreement that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code shall be made solely upon the occurrence of a Change in Control to the extent such Change in Control does not also qualify as a “change in control event” under Section 409A of the Code and such payment or benefit shall be paid on its otherwise scheduled payment date;
(b)Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) with respect to the Company, any amounts (or benefits) otherwise payable to or in respect of the Executive under this Agreement pursuant to the Executive's termination of employment with the Company shall be delayed, to the extent required so that taxes are not imposed on the Executive pursuant to Section 409A of the Code, and shall be paid upon the earliest date permitted by Section 409A(a)(2) of the Code;
(c)For purposes of this Agreement, the Executive's employment with the Company will not be treated as terminated unless and until such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code;
(d)To the extent necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder: (i) reimbursements to the Executive as a result of the operation of Sections 8 and 9 hereof shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and shall otherwise be made in a manner that complies with the requirements of Section 409A of the Code, (ii) if Executive is a “specified employee” (within the meaning of Section 409A of the Code), any reimbursements to the Executive as a result of the operation of such sections with respect to a reimbursable event within the first six (6) months following the Executive’s Date of Termination which are required to be delayed shall be made as soon as practicable following the date which is six (6) months and one (1) day following the Executive’s Date of Termination (subject to clause (i) of this sentence); and
(e)If the provisions of Section 5 are applicable to equity or equity-based Awards subject to the provisions of Section 409A of the Code and the immediate payment of the Awards contemplated by Section 5 would result in taxation under Section 409A, payment of such Awards shall be made upon the earliest date upon which such payment may be made without resulting in taxation under Section 409A of the Code. For the avoidance of doubt, with respect to any equity or equity-based Awards which are subject to Section 409A of the Code and which comply with the permissible payment requirements of such section by providing for payments pursuant to a fixed schedule, the application of Section 5, as modified (to the extent required) by this Section 27(d), shall require that the payment of such Awards continue upon such fixed schedule following the Executive’s Date of Termination until the Award is fully vested.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement this ____ day of _______ 2019.

I UNDERSTAND THAT THIS AGREEMENT HAS A BINDING ARBITRATION PROVISION WHICH CAN BE ENFORCED BY THE PARTIES.

ELEMENT SOLUTIONS INC	EXECUTIVE
By: ___________________________ Name: Title:	By: ___________________________ Name: Title:

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